Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No.1 to Registration Statement No. 333-278803 on Form N-2 of our report dated February 29, 2024, relating to the financial statements and financial highlights of Great Elm Capital Corp. appearing in the Annual Report on Form 10-K of Great Elm Capital Corp. for the year ended December 31, 2023, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, MA

May 30, 2024